Exhibit 16.1

[BKD, LLP LOGO]
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June 13, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We previously served as principal independent accountants for 1mage Software, Inc. ("1mage") and we reported on February 25, 2005, except for Note 4 as to which the date is April 6, 2005, with respect to our audit of the financial statements of 1mage as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2002. On June 7, 2005, we notified 1mage that we would not issue any additional engagement letters to provide independent accounting services. We have read 1mage's statements included under
Item 4.01 of its Form 8-K dated June 13, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with 1mage's statement that the audit committee of the board of directors approved the appointment of and has engaged Seigneur Gustafson Knight, LLP ("SGK"). Additionally, we are not in the position to agree or disagree with 1mage's statement that during the years ended December 31, 2004 and 2003, and through the date of this letter, neither 1mage nor anyone acting on its behalf consulted with SGK regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Very truly yours,

/s/ BKD, LLP

BKD, LLP